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                                                                  EXHIBIT 23.1
                                                                  Conformed Copy


                         CONSENT OF INDEPENDENT AUDITORS




We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-40867) pertaining to the Employee Stock Purchase Plan and the 1997 Stock Incentive Plan of Del Monte Foods Company of our report dated August 29, 1996, except for Note R, as to which the date is June 29, 1998, and to the third paragraph of Note O, as to which the date is July 22, 1998 with respect to the consolidated statements of Del Monte Foods Company included in the Annual Report (Form 10-K) for the year ended June 30, 1998.


                                        /s/ Ernst & Young LLP


San Francisco, California
September 21, 1998